Exhibit 99.1

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

James Edwin Yaro Goldman Sachs Group, Inc., Research Division - Research Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting Second Quarter 2023 Earnings Conference Call. (Operator Instructions) Please note that this event is being recorded. I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second quarter 2023 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our quarterly report on Form 10-Q for the quarter ended June 30, 2023, our annual report on Form 10-K for the year ended December 31, 2022, and in our filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter 2023 results.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, they provide the same details as they have historically and, as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Welcome, everyone, and thank you once again for joining us this morning. I’m sure many of us on this call saw the earnings announcement this morning. Ajay will take you through the performance in more detail. Let me try upfront to share a few perspectives on the results.

The first is the terrific strength we continue to show in terms of revenue growth, in particular, in terms of organic revenue growth, as well as the terrific strength we are showing in terms of attracting and retaining top professionals. We’ve talked about these in the past. I’m going to underscore them again both today and the consistency we have shown in delivering on both of them in the last few years, in the face of COVID and booms and busts in the market.

The consistency we have shown in terms of both organic revenue growth and in terms of attracting and retaining top talent are the 2 elements that I think ultimately have been the core of our success. So I’ll emphasize that. But I’m also going to talk about a second point, which is the fact that we have not met our earnings expectations for the first half of the year. In fact, we missed our expectations sufficiently that we are lowering our full year guidance.

The third point I’d like to share some thoughts on is how do those 2 points come together. Yes, in terms of how they come together for the year, but perhaps more important, what it means for the multiyear trajectory that this company has been on, and as I’ll come back to, I believe we continue to be on. So let me talk to those 3 points, and then Ajay will take you through the details of the quarter. And then as usual, we look forward to opening the floor for your questions.

In terms of the first point, I want to underscore that strength of our top line results. Year-over-year, our - this quarter, our revenues grew 15% organically. And for the year-to-date, it’s 13% growth. And that is even before you normalize for FX. And as you might expect, given that level of overall strength, the contributions to our revenue growth were multifaceted. Every segment delivered year-over-year revenue growth in the quarter and in the first half of the year. Ajay will talk to each of the segments, so let me just highlight 2 here.

First, as I’m sure many of you have noticed, our Tech business continues to soar. That Tech team has now delivered multiple years of strength. And this year, it’s notwithstanding muted M&A activity globally. We are winning major jobs in multiple places around the world with major corporations and with prominent law firms.

The second business I’d like to point out is FLC. As many of you know, we have been investing in FLC for a while. And we’ve seen it underperform our expectations in some quarters and, importantly, in last year as a whole. To me, it is terrific to see FLC beginning to show the tremendous potential it has, particularly this quarter with strong performances actually in the first half of the year from our investigations sub-business and data analytics businesses. So those are 2 - just 2 examples. Ajay, in a little bit, you will talk to the others. Because across the board, every segment this quarter and this year delivered growth.

So let me turn to what I guess is the key question I would have if I were listening to this. With that level of revenue growth, how can you not also show earnings growth? So let me take a few minutes on that question. And let me do that via giving you an example of one of our best businesses, Corp Fin, and use that as an example, not only of Corp Fin, but to illustrate the more broader disconnect or apparent disconnect.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

I think for most people on this call, you know that Corp Fin is an incredible business of ours. And in the first half of the year, it had a terrific performance, 13% revenue growth. But in the face of the 13% revenue growth, our adjusted EBITDA actually declined 3%. So how does that happen? There are several reasons.

First, our total head count was up 14%, higher than the 13% revenue for the same period. In general, if your revenue is up less than your head count, you, of course, see pressure on margins. But that pressure these days gets accentuated because of inflation. We are no longer in an environment of 2% or less inflation in the U.S. or globally. In the U.S., over 3 years, I suspect there’s been about 20% inflation cumulatively. This year, depending on what metric or whose forecast you use, it might be about 5%.

So in Corp Fin, our total cost structure, including billable and nonbillable costs, was not up 14% in line of head count, but because of inflation, it was up 17% which, of course, is quite a bit higher than 13%. And as a consequence, our adjusted segment EBITDA didn’t grow.

If you look beyond inflation, what else has surprised us during the year? One is that we’ve had lower attrition. We expected attrition to be a couple of points higher this quarter. If it had been, our head count, instead of being up 14%, would have been up 12% or 13%, and that would have closed the gap somewhat. So we can point out attrition, and I think many companies are pointing out attrition.

I want to also be clear, we hired people this quarter and this half year because we found terrific talent to join the Corp Fin business. And when we find terrific talent, we hire, at least as long as we believe in the business, and we certainly do here. So we continued to hire. And as you know, when you hire senior people, it typically is not profitable initially.

The third point is a slightly different one, which is as strong as the revenues were in this quarter and this first half of the year for Corp Fin, we actually expected even stronger revenues. If you think back a year ago or when the budgets were being set in the fall and most of us thinking about what we were thinking about in the economy and bankruptcy forecasts, I think most people expected a faster pace of bankruptcies this year in multiple places around the world.

Some folks, who are outside observers, expected a boom. We didn’t expect a boom, but we certainly did expect strengthening in multiple places around the world. Now we are seeing strength in some places around the world. But we’re certainly not seeing a boom and we’re not seeing strength every place, and we have some weaknesses in different places.

And just to put in perspective how sensitive the Corp Fin results are to a few points change in revenue, if, instead of 13% revenue gain, we had had 17% revenue gain, our Corp Fin adjusted segment EBITDA, instead of being down 3%, would have been up 15%. So I shared the Corp Fin example because it’s, of course, the largest of our segments, and it’s important to understand what happened there. But it also illustrates a general set of principles that happened in various places around the firm.

At the company level, we grew revenues 15% this quarter and 13% year-to-date, but our cost structure actually grew faster. And though the weighting of the various reasons changes when you look at different subsegments and different regions, essentially, that story reflects the 3 themes I just highlighted in the Corp Fin example. The first is lower attrition. The second that even in places where we were slow, when we found terrific talent, we jumped on it. And the third is some places, not every place but some places, we did have a revenue shortfall, not versus last year but versus our expectations.

So those 3 reasons are the basis for why. Even though, as Ajay will say, it was a solid quarter, actually a terrific quarter in terms of revenue, the adjusted EBITDA and EPS for the first half of this year were us disappointing.

I hope that clarifies. Ajay will go through some more details on some of the other segments. So let me take a moment to turn to maybe what I think is the most important third point, which is where does that leave us? And the guidance gives you some sense of where it leaves us for the year, but where does it leave us more generally with respect to the medium and long term?

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Look, am I disappointed to lower guidance for the year? I, of course, absolutely, am. I hate lowering guidance. Having said that, it is hard for me to look at what I just talked about and say any of what we just talked about changes the fundamental positive long-term trajectory that this company has been on and what I believe will stay on.

In the face of this economic environment, we grew revenues - in the face of this economic environment and the global situations we face, we grew revenues and not a little, we grew revenues 13% year-to-date. And yes, we had lower attrition. And in the face of that, we found great talent that was available in the market, so we invested. And we did invest some places even where the current utilization is less than our ultimate aspirations. And of course, some of those moves hit you in the short term in terms of the economics.

But for me, it’s hard to see how any of those factors, great people wanting to join you, investing behind great talent, growing top line revenue is anything other than incredibly positive in terms of the potential for this company. We have been able to drive revenue growth not only this year, but over the past - or the prior 5 years, through so many different circumstances. Through COVID; through boom times in restructuring, but also downtimes in restructuring; through active M&A markets and slow M&A markets in a way that has allowed us to average double-digit organic growth.

To me, that has allowed this company to rediscover the most important formula in professional services. If you attract great people who do highly valuable work for clients and who will care about doing highly valuable work for clients, then you support those great people. And if you’re willing to invest behind them in significant areas of client need, as a firm, you grow, you prosper, you attract other great people, and you get into the virtuous loop of professional services.

So if you ask me, am I disappointed by the earnings this year? Of course, I am. Am I disappointed by the revenue performance? No. Am I disappointed by the way we are serving our clients and getting ever better at serving our clients on their most important needs? No way. Am I thrilled about the way we were able to attract great talent? I absolutely am. These last few points to me are, by far, the best indicators of the bright future that this company has.

With that, let me turn this over to Ajay to take you through the quarter in more details.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year.

Beginning with our second quarter results. In summary, we had a solid quarter with record revenues. At the company level, we delivered 14.5% revenue growth, with all segments growing year-over-year. Our net income increased 21.3% and adjusted EBITDA increased 31.6%. We achieved those financial results while continuing to add talent globally with billable head count growing 11.3% year-over-year.

Though solid, our results for the first half were weaker than our internal expectations. As Steve mentioned, midway through the year, we are lowering the top end of our revenue guidance and lowering our EPS guidance range. I will discuss factors shaping this revised guidance towards the end of my prepared remarks.

Turning to our second quarter 2023 results in more detail. Revenues of $864.6 million increased $109.6 million compared to $755 million in the prior-year quarter. Earnings per share of $1.75, compared to $1.43 in the prior-year quarter. Net income of $62.4 million, compared to $51.4 million in the prior-year quarter. This increase was due to higher revenues, which was partially offset by an increase in direct compensation costs, higher SG&A expenses, a higher effective tax rate and an unfavorable impact from FX.

SG&A expenses of $186.4 million were 21.6% of revenues. This compares to SG&A of $167.9 million, or 22.2% of revenues, in the second quarter of 2022. The year-over-year increase in SG&A expenses was primarily due to compensation and outside services expenses. Second quarter 2023 adjusted EBITDA of $100.2 million, or 11.6% of revenues, compared to $76.2 million, or 10.1% of revenues, in the prior-year quarter.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Our second quarter effective tax rate of 26.7%, compared to 20.6% in the prior-year quarter. The higher effective tax rate was primarily due to a lower discrete tax adjustment related to share-based compensation from fewer shares vesting and an increase in foreign taxes. We expect our effective tax rate for full year 2023 to be between 25% and 26%, which includes our first half 2023 tax rate of 25.5%.

Weighted average shares outstanding, or WASO, for Q2 of 35.7 million shares, compared to 35.9 million shares in the prior-year quarter. Our convertible notes that mature on August 15, 2023, had a potential dilutive impact on EPS of approximately 1.4 million shares for the quarter, included in WASO, as our average share price of $189.03 this past quarter was above the $101.38 conversion threshold price. As a reminder, on January 1, 2022, we elected to settle the principal amounts of the notes in cash. And during the second quarter of 2023, we disclosed that we have elected to settle the premium in shares.

Billable head count increased by 634 professionals, or 11.3%, compared to the prior-year quarter. Nonbillable head count increased by 171 professionals, or 11.8%, for the same period. Sequentially, billable head count increased by 45 professionals, nonbillable head count increased by 14 professionals.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $300.4 million increased 8.4% compared to the prior-year quarter. The increase in revenues was primarily due to higher demand for restructuring and business transformation services, which was partially offset by lower demand for transaction services.

Adjusted segment EBITDA of $50 million, or 16.7% of segment revenues, compared to $55 million, or 19.8% of segment revenues, in the prior-year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation, which includes the impact of a 15.5% increase in billable head count and higher SG&A expenses.

Restructuring revenues grew 32% year-over-year as we successfully helped clients in a variety of verticals such as health care, utilities, software and services, media and entertainment and airlines. Business transformation revenues grew 8% year-over-year and transaction revenues decreased 19%. The share of restructuring revenues increased from 40% in Q2 of 2022 to 49% in Q2 of 2023. The share of business transformation and transaction revenues declined from 60% in Q2 of 2022 to 51% in Q2 of 2023.

On a sequential basis, revenues increased $0.5 million or 0.2%. Growth in restructuring revenues slowed to 4% while transaction revenues increased 9% from the low level we saw in Q1 2023. This growth was offset by a 13% sequential decline in business transformation revenues as there was a slowdown in activity with several significant matters. Adjusted segment EBITDA decreased $5 million as increased compensation, which includes the impact of annual salary increases, and a 2% increase in billable head count more than offset the increase in revenues.

Turning to FLC. Revenues of $182.2 million increased 10.9% compared to the prior-year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for investigations and data and analytics services. Adjusted segment EBITDA of $21.1 million, or 11.6% of segment revenues, compared to $16.7 million, or 10.2% of segment revenues, in the prior-year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, higher contractor expenses and an increase in SG&A expenses.

Sequentially, revenues increased $8.8 million, or 5.1%, primarily due to increased demand for investigations and health solutions services, which was partially offset by lower demand for data and analytics services. Adjusted segment EBITDA increased by $2.5 million.

Our Economic Consulting segment’s revenues of $201.8 million increased 23% compared to the prior-year quarter. The increase in revenues was primarily due to higher realized bill rates, primarily from the recognition of revenues previously deferred and higher demand for non-M&A-related antitrust, M&A-related antitrust and international arbitration services.

Adjusted segment EBITDA of $35.5 million, or 17.6% of segment revenues, compared to $21.6 million, or 13.2% of segment revenues, in the prior-year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, primarily related to higher variable compensation and an 11.1% increase in billable head count as well as higher SG&A expenses.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Sequentially, revenues increased $32.2 million, or 19%, and adjusted segment EBITDA increased by $21.3 million. Revenue growth was led by our non-M&A-related antitrust, M&A-related antitrust and international arbitration services.

As I mentioned on our Q1 earnings call, last quarter, we experienced more than typical deferral of revenues from conditions for revenue recognition not being met. This quarter, we experienced more than typical reversals of deferred revenue, including 1 large matter in which we recorded $7.6 million in revenues from prior periods, which benefited adjusted segment EBITDA by $5.3 million.

In Technology, revenues of $97.4 million increased by 25.3% compared to the prior-year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services, which was partially offset by lower demand for information governance, privacy and security services. Adjusted segment EBITDA of $20.1 million, or 20.6% of segment revenues, compared to $8.4 million, or 10.8% of segment revenues, in the prior-year quarter.

The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 16.2% increase in billable head count. Sequentially, revenues increased $6.8 million, or 7.5%, primarily due to increased demand for investigations and litigation services. Adjusted segment EBITDA increased by $4.7 million.

Revenues in Strategic Communications segment of $82.7 million increased 15% compared to the prior-year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted segment EBITDA of $12.3 million, or 14.8% of segment revenues, compared to $11.5 million, or 16% of segment revenues, in the prior-year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 13.1% increase in billable head count and higher SG&A expenses.

Sequentially, revenues increased $9.6 million, or 13.1%, primarily due to higher demand for public affairs and corporate reputation services as we assisted clients across a broad range of industries. Adjusted segment EBITDA increased by $2.7 million.

Let me now discuss key cash flow and balance sheet items. Net cash used in operating activities of $11 million compared to $35 million of net cash provided by operating activities for the second quarter of 2022. The year-over-year increase in net cash used in operating activities was primarily due to an increase in salaries, largely related to head count growth and higher operating expenses and income tax payments, which was partially offset by an increase in cash collections. Cash collections in the quarter did not keep pace with the growth in revenues, in part due to a transition of billing during the quarter to our new ERP system.

Free cash flow was an outflow of $22 million in the quarter. Total debt net of cash of $137.2 million on June 30, 2023, compared to $60.5 million on June 30, 2022, and $122.7 million at March 31, 2023.

Turning to guidance. Even with the recognition of significant prior deferred revenue in our Economic Consulting segment, relative to our expectations, our results this quarter did not adequately offset a weaker-than-expected first quarter. And with 2 quarters behind us, we are now lowering our guidance for the year.

We now expect revenues will range between $3.33 billion and $3.4 billion, taking the top end of our range down from our previous range of between $3.33 billion and $3.47 billion. We now expect EPS to range between $6.50 and $7.20, which is down from our previous range of between $6.80 and $7.70. While we are lowering the top end of our revenue range, our EPS range for the year - and our EPS range for the year, the midpoint of our updated guidance ranges for revenue and EPS still imply a stronger second half of 2023 compared to the first half of the year.

Our updated guidance is shaped by 5 key factors. First, we are operating against a backdrop of uncertain economic forecasts. Credit is now becoming more available, thereby possibly slowing the pace of restructuring growth, though not yet loose enough for corporations to become less hesitant on M&A. As I said in my earlier remarks, sequential growth in restructuring from Q1 2023 to Q2 2023 was 4%, which is down from 6% growth from Q4 2022 to Q1 2023 and down from 18% growth from 3Q 2022 to 4Q 2022. We are reflecting this slowed restructuring growth trajectory in our guidance.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Second, we continue to face cost pressures from both inflation and the impact in the short term of having more head count than we anticipated from lower staff attrition among other things. Total attrition of 6.7% in the first half of 2023 compares with 9.9% in the first half of 2022.

Third, we are moderating hiring in practices with low utilization while still remaining steadfast in our commitment to attract talented professionals, even if it negatively impacts our earnings in the short term. In the fall, we are set to welcome 320 graduates from campus, and we are seeing opportunities to hire superb senior talent across the globe.

Fourth, we expect SG&A in the second half of the year to be lower than in the first half of the year. We had several client and partner meetings in the first half that will not recur in the second. Offsetting that, annual salary increases were effective across the company on the 1st of April.

And finally, typically, the fourth quarter is a weaker quarter for us because of both an increase in time off during the holidays for our employees and a seasonal business slowdown.

Before I close, I want to emphasize a few key themes that I believe distinguish our company. First, it is a striking testimonial for our practitioners and their relationships and the relevance of their expertise in these times that all our segments reported record revenues this quarter. Second, both in our core and adjacent practices, we are finding opportunities to grow globally.

Third, we view our low attrition and the quality and quantity of professionals coming to us as verification that FTI is a great place to work. Verification that has also been validated by external recognition from Forbes and Consulting Magazine, among others. And finally, our balance sheet remains exceptionally strong, and we have the ability to boost shareholder value through share buybacks, organic growth and acquisitions when we see the right ones.

With that, let’s open up the call for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Today’s first question comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

I wanted to first ask on the cost side. I think you both mentioned inflation pressuring cost as it’s costing more, obviously, to hire people and keep people. I’m wondering if there’s any kind of mismatch there as it relates to bill rates also going up. Is that pressuring the first half more so than you would expect it to pressure second half or even looking ahead to ‘24? Or are you having a harder time than expected passing through that dynamic through on the bill rate side?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me take a crack at that. Look, I think, obviously, we’re a complicated business with a ton of subparts in different parts around the world. I would have said last year, we had trouble - we were a little slow to raise bill rates. I don’t think that’s the main factor of the shortfall this year.

There have been a couple of places where we’re not getting the realization. I think a lot of it actually has been utilization has been lower. Like for example, our restructuring business hasn’t been as strong. It’s not that we didn’t raise the rates and commensurate with inflation. It’s not that they don’t know how to get realization there. But if you lower utilization, that shows up on the revenue line.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

It’s obviously a mixture of all 3. But last year, I would have said we were slow to raise rates and then there was a little less commitment to realization than there should have been. I’m not sure that’s the primary cause of the shortfall in the first half of the year.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Understood. That’s helpful. And then I wanted to ask on guidance. It sounds like you’re lowering your expectation for the pace of restructuring growth, which makes sense. I’m wondering if there is kind of an offsetting increased assumption on the M&A front, if we do kind of thread the needle in terms of a soft landing here or what level of kind of conservatism is there in terms of larger deal activity?

It seems like the transaction practice picked up a bit of an easier first quarter comp. Just wondering kind of how you’re seeing that or if the back half not only is expecting slower restructuring growth but also still relatively modest acceleration on that front.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Andrew, that’s exactly it. At the midpoint, we are expecting exactly what you said. Slower restructuring growth and moderate growth in transactions. And there’s a range around that midpoint.

Operator

The next question comes from James Yaro with Goldman Sachs.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

So we just received proposed antitrust guidelines in the U.S. as well as some changes to Hart-Scott-Rodino. How do you see these as a catalyst for your business broadly? And maybe if you could just help us understand in which segments you think you might benefit. And then outside of the U.S., just any update on the antitrust dialogue and how that should or should not affect your business?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, let me make a general statement and then I’ll see if Ajay wants to go into more details. Look, I think we have - I think it’s fair to say we have, around the world, the leading group of antitrust experts of any firm, and I think by a significant margin, at least most places around the world. So any sort of dynamics in the world of antitrust, whether it’s private litigation, public litigation or just investigations by regulatory authorities, stimulates demand because the stakes of these things are incredibly high.

So I think many people would have thought our Econ business would have been slower this year because of the M&A market is not as robust. I mean our Econ business, it had a slow start to the year and it had some deferrals and all that sort of stuff, but we are - we have a terrific Econ business. And I think as all these regulatory changes continue, it just tends to - in general - the specifics are always different by the individual specific country litigation - legislation. In general, it just stimulates more and more demand for the best professionals in the world, which is ours.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Okay. That’s very clear. You touched on Econ consulting a little bit. There’s obviously a tremendous sequential growth in the business this quarter, which is great. Is this the right normalized level to build off going forward? Or were there any sort of onetime factors in there related to deferred revenue for the first quarter? I’m just trying to figure out what we should put in our models going forward there.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, there clearly were onetime factors. Let me have Ajay talk to you about that, but that’s an important point.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

James, the better way to do it is add the first 2 quarters and divide by 2. That’s - on the revenue side. That’s the launch pad that you should have going into the third quarter.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Okay. That’s extremely clear. And my last one is just around the U.S. presidential election. We’re entering into an election year in the U.S. next year. And historically, you have had a step down in revenue in Forensic and Litigation Consulting around those events. Maybe you could just speak to what you think this coming election could mean for the business growth for next year?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

James, look, I have no idea. What I have found - let me say this. I used to run - lead a big chunk of BCG. When BCG was not performing, we talked a lot about the external markets. When we started performing, we stopped talking about the external markets. And it doesn’t mean markets can’t affect us. But - I don’t know that the election results from 2008 actually have relevance today.

When we attract great people and they monitor the markets, we can have slow periods because of dislocating events. And we worried, how’s Brexit going to cause a low mark in the Europe and all these sorts of things. I think my experience is, over time, we determine our future over any 12 to 18 months, and that’s kind of what we focus on. Otherwise, you spend your entire time trying to look at crystal balls when - I don’t know what your crystal ball is about who’s going to get elected or even who’s going to get nominated, right?

It’s just two, third order and fourth order. We spend our time saying we feel like we have the right propositions for our clients, how could the world change on election so we’re positioning ourselves against the right needs for the clients and making sure people are out in the market. And then we - if there’s short-term dislocations, we live with it. I wish I had a better answer, James, but that’s our - that’s my crack at it.

Operator

The next question comes from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Will there be G&A leverage in ‘23? And if not, when?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Answer is we do expect lower G&A in the second half than the first half, which — and we do expect higher revenue growth at the midpoint. So yes, we do expect G&A leverage in the second half.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

And would that be true for 2023 versus ‘22? Just on an annualized basis rather than just looking at the discrete guidance period of half the year?

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO

I’m not sure whether for ‘23 to ‘22. I’ll have to think about that a little bit more. SG&A has been up. And that’s where you see some of those inflationary pressures. Those flights cost - the same flight costs a lot more and the same hotel costs a lot more. And in terms of the pay increases, which are very justified, you can’t pass those on to the clients. So you do have those. But I think it’s turning.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me just add something on that. Look, I think there are SG&A costs like flights and so forth. A lot of our SG&A costs are driven by our billable head count. You add a lot more billable head count. Open a new office, you have new real estate, you have new computers, you have travel and all that sort of stuff.

Whether our SG&A gets leveraged is a lot historically - there used to be a rule of thumb in professional services. If your revenue goes up faster than your head count, then you’ve gotten leverage on your SG&A, unless you’re managing it stupidly, over an extended period of time and the reverse. The issue today is your revenue has to go up faster than head count plus inflation in order to actually have a big leverage point. And the issue this year is not that our SG&A went out of control. We had some expenditures on things, which we chose to do.

It’s that we expect - we had head count growth, and we didn’t get as much revenue growth. And once we can get the revenue growth ahead of our billable head count and inflation, we will get a lot of leverage, but we have to get there. And I think we have uncertainty about the second half of the year revenue, which we put a guidance around. Does that help, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It prompts a follow-up, Steve. Does that mean revenue needs to grow at rates including inflation above head count growth? So this year, for example, using your own numbers, that would be 5 points. Is that right?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I think — look, I think there are millions of specific things that the accountants will tell you can trump all this on a short-term basis, right? I mean you got exchange rates and you got dadada, dadada, dadada. And so I haven’t looked at that, Ajay probably has, in detail. I think over any multiyear period, in order to get a lot of leverage out of SG&A, you want your revenue to grow faster than billable head count plus inflation. And that’s a truism that actually has flied through many professional services companies for very long periods of time. Does that help?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It does, but maybe you could dig into what are the things internally you are toggling that are your control, that are under your discretion differently in response to the changing conditions? So either slowing office growth. I understand you’re going to hire billable head count, particularly senior people who can generate revenue when they’re available. But you could hire less junior staff to improve your utilization. So describe some of those toggles if you could.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Let me start by describing what we’re not doing, right? I mean, look, if we were in duress, really company duress, we could pull the plug on the 300-some-odd new hires that are supposed to show up in — from September — in September, right? I mean — and I guess some people do, where they postpone all the things. We’re not doing that. It burns your brand on campus. It hurts junior people. It has a temporary benefit to our P&L, and it’s a temporary benefit to your P&L.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

So what we’re not doing is looking for short-term fixes that really help a couple of quarters and really don’t help us. I mean we’re hoping that all of you have enough confidence in our — the discipline of this company that we shouldn’t be doing short-term things that are — that hurt the company in the long term in order to boost a quarter or two. And the opposite, as you say, which you’re supportive of is, one of the weird things is that in complicated times often is when the best talent is available. And one of the things we’ve committed to is to jump on that, even sometimes where places are slow in utilization.

And that doesn’t mean we want to have sub-parts of our businesses at 48% utilized going — forever going forward. But if you find the best talent available and you believe in the business, you jump on it. And so what we’re not doing is doing a U-turn on the core strategy of the company. Now do we fine-tune things? Absolutely. Do we look at — I mean my view is, yes, to your point about real estate, I think the landlords are not reflecting reality in terms of cutting rates at this point. So we’re slow to expand real estate at this point in time.

Are we slowing backfill hires in really slow businesses? Of course, we are, unless we find fabulous talent. So look, we understand we have a responsibility on a multiyear basis to deliver value for our shareholders. And we act accordingly to that. But the core of it is to deliver growth and have enough discipline without choking off what is the wonderful thing that has led to the success of this company. And so that’s what we try to balance. Does that help, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Sure. What was growth in Health Solutions? And what is the outlook?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

We don’t provide specific sub-practice numbers like that, Tobey.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Well, I understand, but you said — when describing the segment, you said it was fueling growth. So I don’t expect you to give a specific percentage, but could you speak to the question without numbers?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

We — as we said in our prepared remarks, we had growth in that sub-practice within the FLC segment.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. In Tech, you cited a strong performance. Is that market share gains, market growth? And if market share gains, what do you think is fueling it?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, there’s no hard data, so I’m giving you my judgment, but my sense is we are gaining share in that business, and we have now been for years. I think you know — at one point, we weren’t soaring. The team changed the strategy, put in place a new strategy, went out and marketed aggressively. It took a while before law firms that hadn’t worked with us for a while got — gave us trial.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

I think what they would tell you is that when the law firms give us a trial or the corporates give us a trial, they say, wow, this is not a commodity and we get rebuying. And we get rebuying and we increase market share within those individual law firms. And that’s happening not just in the U.S. but in different places around the world.

Now do market forces matter? Sure. But this is not a boom M&A market, and we’re continuing to win lots of terrific jobs. So I would say it’s a lot of market share.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. And last one for me is just kind of a gut check. Is the basic risk here that company performance over the next few quarters that were kind of in the shoulder period between a handoff and a restructuring cycle that kind of didn’t — wasn’t really strong in waiting for a positive M&A cycle? I think Chairman Powell said the Fed no longer models a recession.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think that is the worry. I mean, look, if you want — look, you can always paint incredible worries. You want to do the most significant worry, you say that the economy works out exactly as people hoped. Not only do we avoid a recession, but interest rates drop back to where they were in the past. And then everybody who has this big refinancing bubble in ‘25, just as they’re totally able to refinance and you can — and then the bankruptcy market goes back to the lows that were in, I guess, ‘21 and ‘22.

You can run those scenarios. Under those scenarios, I think there would be M&A boom, but could there be often timing? Look, we feel like — we have positions that allow us over any extended period of time to show growth in Corp Fin and more globally over any extended period of time. Your guess is as good as me — as mine whether you can get caught on the wrong end of that for a couple of quarters. You just — I don’t have that good a crystal ball.

Operator

Ladies and gentlemen, the call has now concluded.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me say thank you to all of you for the continued attention and support, and we look forward to engaging with you all further down the road. Thank you.

Operator

Thank you for your participation. You may now disconnect your lines.

JULY 27, 2023 / 1:00PM, FCN.N - Q2 2023 FTI Consulting Inc Earnings Call

DISCLAIMER

The Transcribing Company reserves the right to make changes to documents, content, or other information without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the applicable company’s most recent SEC filings. Although the applicable company’s may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBING COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.